Exhibit 99.(a)(5)(E)

Enghouse Systems Tender Offer for CTI Group (Holdings) Inc. Shares to Expire at 9:00 AM, New York City time, on Friday, December 4, 2015

Indianapolis, Indiana – December 2, 2015 – As previously announced, Enghouse Systems Limited (TSX: ESL) (“Enghouse”) and CTI Group (Holdings) Inc. (“CTI”) (OTC: CTIG) entered into a definitive agreement pursuant to which Enghouse will acquire CTI. On November 4, 2015, Enghouse and a wholly-owned subsidiary commenced a tender offer for all outstanding shares of CTI for $0.61 per share in cash by filing with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer. The tender offer is currently scheduled to expire at 9:00 AM, New York City time, on Friday, December 4, 2015.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities.

On November 4, 2015, CTI filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. As noted in the Solicitation/Recommendation Statement, CTI’s Board of Directors unanimously recommends that CTI’s stockholders accept the tender offer and tender their shares in the tender offer, which is currently scheduled to expire at 9:00 AM, New York City time, on Friday, December 4, 2015.

Investors and stockholders are urged to read both the Tender Offer Statement and Solicitation/Recommendation Statement carefully as they contain important information about the tender offer. Those documents, as well as Enghouse’s other public filings with the SEC, may be obtained without charge from the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the tender offer. Copies of CTI’s filings with the SEC may be obtained without charge from the SEC’s website at www.sec.gov or at the “Investor Information” section of CTI’s website at www.ctigroup.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Enghouse and CTI and any other statements about CTI’s management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of the tender offer; uncertainties as to how many stockholders will tender their stock in the tender offer; the possibility that various closing conditions for the transaction may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with CTI’s employees, customers, and other business partners; and other risks and the other factors described in CTI’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC, as well as in the Tender Offer Statement on Schedule TO filed with the SEC by Enghouse and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by CTI. Except as otherwise required by law, CTI disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CTI Group (Holdings) Inc.

CTI Group (Holdings) Inc. is an international provider of electronic invoice processing and management, enterprise communications management software and services solutions, and carrier class voice over internet protocol (VoIP) management applications. CTI’s Analysis, SmartRecord® and Proteus® product suites offer carriers a full array of cloud-based, real-time solutions for traffic analysis, post-billing call analysis, customer care and call recording. CTI’s products are used by some of the top service providers in North America and Europe, and play a trusted role in managing telephony costs at major corporations internationally. Headquartered in Indianapolis, CTI maintains overseas offices in London and Blackburn, UK. For more information, please visit www.ctigroup.com.

For further information please contact:

Fred Hanuschek

CEO

CTI Group (Holdings) Inc.

(317) 262-4666

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